                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement"), dated as of April 18, 2000 is between DME Interactive Holdings, Inc. ("DME" or "Company") and Thomas O'Rourke ("Employee").

                  In consideration of the promises and covenants set forth in this Agreement, DME and Employee hereby agree as follows:

1.       EMPLOYMENT

                  Subject to the approval of the Company's board of directors, Company hereby employs Employee and Employee hereby accepts employment, to render professional services to Company as President and Chief Operating Officer in accordance with the terms and conditions set forth herein. All of Employee's services and duties hereunder shall be performed when Company may require and, except as specifically limited herein, subject to Company's direction and control.

2.       TERM

                  Subject to the provisions for termination as hereinafter provided in Section 7 of this Agreement, the Term of this Agreement shall begin on April 18, 2000 and shall continue for a period of three (3) years. Upon mutual agreement of the Employee and Company, this Agreement may be renewed for an additional three (3) year term. When used herein, "Term" shall refer to the entire period of engagement of Employee, whether for the period provided above or whether terminated earlier as hereinafter provided.

3.       DUTIES

                  In Employee's capacity as President and Chief Operating Officer, Employee duties shall include such duties and responsibilities as assigned from time to time by the Chief Executive Officer of the Company or its board of directors. Employee agrees and acknowledges that Company retains sole discretion to change the scope and extent of Employee's duties at any time, subject only to the terms of this Agreement.

4.       COMPENSATION

                           (a) Conditioned upon full performance by Employee of
all of Employee's material obligations hereunder, Company agrees to pay Employee, as full and complete compensation for all of the services to be rendered by Employee, for all rights granted to Company, and for all representations, warranties and agreements made by Employee hereunder, the annual compensation of $150,000.00 for Year 1, payable on a semi-monthly basis. Employee's complete compensation for Years 2 and 3 will be based on annual reviews by the Chief Executive Officer, provided, however, Employee's annual compensation will be no less than $150,000.00 during the Term of this Agreement.

                           (b) Pursuant to the terms and conditions set forth in
the Company Stock Option Plan of 2000 (the "Plan"), including provisions therein which provide for the immediate vesting of options upon a "Change of Control," as defined in the Plan, and the Stock Option


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Agreement executed contemporaneously herewith, Company grants to Employee an option to purchase up to 4,000,000 shares of the Company's common stock during the Term of this Agreement in accordance with the following specifications:

                                    First 1.33 Million               Additional                    Remaining
                                           Shares               1.33 Million Shares           1.33 Million Shares
                                ----------------------------    --------------------          -------------------
Price Per Share                 At market as of close of                  $4.00                        $5.00
                                business on date preceding
                                the Date of Grant under the
                                Plan

Vesting Date                    End of Year 1                          End of Year 2               End of Year 3

                           (c) In the event Employee is terminated without cause
before the end of Year 3, the option to purchase all of the four (4) million shares listed above shall vest immediately.

                           (d) Employee will be eligible for an annual bonus
based upon his satisfactory performance under this Agreement at the discretion of the Company and subject to the Company's overall performance.

5.       BENEFITS

                           (a) Benefits. Employee shall be entitled to
participate in any Company benefit plans now existing or hereafter adopted for which he may be eligible pursuant to established Company policy, subject to the provisions of such plans as the same may be in effect from time to time. Employee agrees that nothing contained in this Agreement shall prevent Company from terminating or modifying any such benefit plan in whole or in part at any time.

                           (b) Vacation. Employee shall be entitled to three (3)
weeks per contract year as hereinafter defined, of fully paid vacation time, and holidays in accordance with current Company policy during the term of this Agreement subject to Company's absolute approval of the dates when such vacation may be taken. For purposes of this Agreement, the term "Contract Year" shall mean the period commencing January 1st, and ending December 31st. Notwithstanding the above, such vacation rights shall not vest until Employee has worked for Company for at least three (3) months; provided, however, at the discretion of the Company's Chief Executive Officer, any pre-existing vacation plans of Employee may be honored. Vacation rights shall not be cumulative from Contract Year to Contract Year, nor shall Employee be paid for more than fifty-two (52) weeks of employment in each Contract Year irrespective of whether or not vacation rights are exercised.

                           (c) Sick/Personal Days. Employees shall be entitled
to six (6) days per Contract Year of fully paid sick/personal days in accordance with current Company policy during the term of this Agreement. Notwithstanding the above, such sick/personal day rights shall not vest until Employee has worked for Company for at least three (3) months. Sick/Personal Day rights shall not be cumulative from Contract Year to Contract Year, nor shall Employee be paid for more than fifty-two (52) weeks of employment in each Contract Year irrespective of whether or not sick/personal days are exercised.


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6.       EMPLOYEE COVENANTS

         6.1. Notice of Creation. Employee shall both during and after the Term of this Agreement promptly and fully disclose to the Company any and all inventions, discoveries, improvements, ideas, devices, designs, models, prototypes, processes, compositions, know-how, information, works (including computer programs and written and graphics materials), mask works and data, whether of a business, technical or other nature and whether or not protectable under U.S. or foreign patent, copyright, trade secret or other law (collectively, "Works"), that concern or relate to or are useful to the Company in connection with its business activities ("Company Business") and that are first conceived, reduced to practice, fixed in a tangible medium of expression or are otherwise made by Employee solely or jointly with others during the Term of this Agreement, whether during regular business hours or otherwise (the "Intellectual Property").

         6.2. Ownership of Intellectual Property. Upon its respective conception, reduction to practice or fixation in a tangible medium of expression or other making, an item of Intellectual Property and all worldwide right, title and interest in and to that Intellectual Property, including all common law, statutory, treaty and convention rights, including the right to sue for all past, present and future infringement, shall immediately become and forever remain the property of Company without any further act or deed being required and without any additional consideration from Company to Employee, and Employee hereby irrevocably assigns to Company, and Company hereby accepts, all such Intellectual Property and all such worldwide right, title and interest. The Employee hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to any Intellectual Property.

         6.3. Further Assurances. Employee will from time to time, both during and after the Term of this Agreement, upon the request and at the expense of the Company, but without further consideration from the Company, (a) make application through the attorneys for the Company for Letters Patent, utility models, copyright registrations and other forms of intellectual property protection for and on the Intellectual Property in the United States and in countries foreign thereto, (b) cooperate with the attorneys in the prosecution, maintenance, reissue, renewal, extension and defense of, and suit upon, all such applications and resulting Letters Patent, utility models, copyright registrations and other forms of intellectual property protection, and (c) do and perform all acts, including executing documents, believed by the attorneys to be necessary or desirable in furtherance of the foregoing and for assigning and perfecting all right, title and interest in and to the Intellectual Property in the Company or its successors or assigns, including executing applications and assignment documents. All decisions concerning such applications and resulting Letters Patent, utility models, copyright registrations and other forms of intellectual property protection, including all decisions concerning their filing, prosecution, maintenance, reissue, renewal, extension, defense and suits upon them, shall be solely those of the Company, and Employee shall have no claim or cause of action against the Company arising out of or concerning any such decisions of the Company or the results of those decisions.

         6.4. Non-Competition. Employee hereby expressly covenants and agrees that he shall not, without the express written consent of the Company, for his own account or jointly with any other person, during the Term of this Agreement and for a period of one year thereafter, for any reason, directly or indirectly,
(i) establish or manage any business, or enter into the employ of, or render any services to, any person, firm or corporation engaged in the business of providing


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services as an Internet service provider ("ISP"); (ii) own, manage, operate, join, control, loan money to, invest in, or otherwise participate in, or be connected with, or become or act as an officer, employee, consultant, representative or agent of any business, individual, partnership, firm or corporation (other than the Company) which is a customer of the Company or was at any time during the Term of this Agreement a customer of the Company ("Competitive Activities"); or (iii) intervene in or interfere with any relationships between the Company and its vendors or customers (including potential customers identified by the Company during the Term of this Agreement) or disrupt its customer markets, anywhere in the world in which the Company conducts Company business. Notwithstanding the foregoing, the Employee may at any time own, solely as an inactive investor, securities of any entity, whether or not in competition with the Company, if (i) such securities are publicly traded on a nationally-recognized stock exchange or on NASDAQ, and (ii) the aggregate holdings of such securities by the Employee and his immediate family do not exceed two percent (2%) of the voting power or two percent (2%) of the capital stock of such entity. Company and Employee agree that the restrictions set forth hereinabove are intended to prohibit post-termination employment of Employee which would unfairly disadvantage Company as an ISP and nothing contained herein shall be interpreted to bar Employee from employment as a President and Chief Operating Officer in a company which does not provide services as an ISP or is not a customer of Company, and with respect to any such companies as may be competitors or customers of Company, Company will consider Employee's written request for a waiver of this provision on a case by case basis.

         6.5. Reasonableness of Restrictions. The Employee acknowledges and agrees that the covenants contained herein with respect to non-competition are reasonable in scope, geographic application and duration, in view of the economic bargain contained herein.

         6.6. Tangible Things. Employee covenants and agrees that (i) all tangible things, including confidential memoranda, notes, notebooks, drawings, lists (including, without limitation, mailing and customer lists), records and other confidential documents (and all copies thereof), made or compiled by Employee or made available to Employee concerning the Company Business shall be the property of the Company, and (ii) if such tangible things or copies thereof are in the possession or control of Employee, Employee shall deliver them to the Company promptly following the Term of this Agreement or at any other time upon request of the Company.

         6.7. No Improper Disclosure. Employee represents and warrants that Employee has not disclosed, and will not disclose, to the Company any information, whether confidential, proprietary or otherwise, that the Employee possesses and that Employee is not legally free to disclose.

         6.8. No Employee Solicitation. The Employee hereby agrees that during the Term of this Agreement and for a period of one (1) year thereafter, he shall not, directly or indirectly, for his own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, solicit or induce or in any manner attempt to solicit or induce any person employed by the Company or any of its affiliates to leave such employment, whether or not such employment is pursuant to a written contract with the Company or otherwise.


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

         6.9. Non-Disclosure. Employee acknowledges that Employee's work for the Company is expected to bring Employee into close contact with various confidential technical and research data, confidential business data and other information of the Company not readily available to the public. The Employee expressly covenants and agrees that he will not at any time, whether during or after the Term of this Agreement, directly or indirectly, on any basis for any reason, use or permit third parties within his control or authority or under his supervision the use of any trade secrets, confidential information or proprietary information of, or relating to, the Company, or any affiliate of the Company (including, without limitation, data and other information relating to any of the Company's processes, apparatus, products, software, packages, programs, trends in research, product development techniques or plans, research and development programs and plans or any works and all secrets, customer lists, lists of employees, sales representatives and their territories, mailing lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, designs and design projects and other confidential business affairs concerning the Company and the Company Business), in connection with any activity or business, whether for his own account or otherwise, and will not divulge such trade secrets, confidential information or proprietary information to any person, firm, corporation or other entity whatsoever. The Employee shall not be prohibited from divulging information deemed to be trade secret or confidential or proprietary information of the Company: (i) if and to the extent that disclosure of any such information is pursuant to appropriate safeguards on confidentiality and (a) necessary and appropriate in connection with the submission of bids by the Company in the ordinary course of business or (b) required pursuant to the Company's marketing efforts directed to specific clients or bona fide prospective clients or the provision of services to existing clients in the ordinary course of business, (ii) if the specific item of information becomes generally available to the public without violation of this Agreement or any other confidentiality agreement between the Employee and the Company or any other confidentiality agreement to which the Employee is a party, or (iii) if such disclosure is compelled by law, in which event the Employee agrees to give the Company prior written notice of any disclosure to be made pursuant to this Subsection (iii), and the Employee, at the Company's expense, shall cooperate fully with the Company to obtain protective orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed.

         6.10. Remedies. It is expressly understood and agreed that the services to be rendered hereunder by the Employee are special, unique and of extraordinary character, and in the event of the breach by the Employee of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Employee of the terms and provisions of this Section 6 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by the Employee or to enjoin the Employee from performing services which are prohibited by this Agreement for any other person, firm or corporation.

         6.11. Enforcement. It is hereby expressly agreed by the Company and the Employee that if any portion of the restrictive covenants or provisions set forth in this Section 6 is


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

held to be unreasonable, arbitrary, against public policy or otherwise unenforceable for any reason, then each such covenant or provision shall be considered divisible as to scope, time and geographical area, with each month of a specified period being deemed a separate period of time and each county within any geographical area being deemed a separate geographic area. The parties hereto expressly agree that notwithstanding their mutual expectation that the covenants and restrictions contained herein will be enforceable and enforced, a lesser scope, period of time or geographic area shall be enforced to the extent that the covenants contained herein may be unenforceable as written. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 6.

         6.12. Covenants Non-Exclusive. The Employee acknowledges and agrees that the covenants contained in this Section 6 shall not be deemed exclusive of any common law rights of the Company in connection with the relationships contemplated hereby; and that the Company shall have any and all rights as may be provided by law in connection with the relationships contemplated hereby.

7.       TERMINATION

         The Employee's employment hereunder shall terminate under the following circumstances:

                           (a) Termination For Cause. Company may terminate the
employment of Employee for cause at any time upon written notice to Employee specifying the cause for termination. For purposes of this Section, "for cause" is limited to discharge resulting from a determination by Company that the Employee has: (i) been convicted of a criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) performed an act or failed to act, which, if he were prosecuted and convicted, would constitute a crime or offense involving money or property of Company; or (iii) willfully refused to perform the duties reasonably assigned to Employee and consistent with his status as Chief Operating Officer of Company; or (iv) violates any non-competition or non-disclosure agreement of the Company.

                           In the event of Employee's termination under this
Section 7(a), Company shall have no further obligation to Employee except for any amounts earned by, or accrued for, Employee under any employee benefit plans in which the Employee is then a participant, earned and unpaid salary, accrued and unused vacation pay, and any rights of Employee under any bonus or stock option agreement, which right has been earned by Employee at the time of such termination pursuant to the terms of such plan or agreement. Employee shall not be entitled to any further Base Salary, Incentive Compensation, severance pay, fringe benefits, additional stock options, or any other compensation or benefits, except as otherwise provided herein.

                           (b) Termination Without Cause. Employee or Company
may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party. In the event of Employee's termination by Company under this provision, Company shall pay severance to Employee of four (4) months base salary. In addition, if Employee is terminated by Company without cause, stock options granted to Employee, pursuant to paragraph 4(b) above, which would have vested on or before the third anniversary date of the commencement of this Agreement if


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Employee had remained in Company's employ, shall vest immediately. In the event of termination hereunder, except as set forth herein, Company shall have no further obligations to Employee under this Agreement except for any amounts earned by, or accrued for, Employee under any employee benefit plans in which Employee is then a participant, earned and unpaid salary and accrued and unused vacation pay and any rights of Employee under any bonus or stock option agreement, which right has been earned by Employee at the time of such termination pursuant to the terms of such plan or agreement. After termination, Employee shall not be entitled to Base Salary, Bonus Compensation, fringe benefits, additional stock options, or any other compensation or benefits. Company may, in its sole discretion, accept Employee's resignation and terminate Employee's employment prior to the expiration of the thirty (30) day notice period and pay Employee's compensation for the notice period (or remaining term thereof). In the event of Employee's termination by Company under this provision, Company shall pay severance to Employee of three (3) months base salary.

                           (c) Employee's employment hereunder shall also
terminate automatically, and without any further action by the Employee or the Company, upon the earlier to occur of (i) the death of the Employee; (ii) the adjudicated incompetency of the Employee; or (iii) the disability of the Employee to perform a material portion of his duties for 180 consecutive days, or for 100 business days, which need not be consecutive, during any twelve-month period.

8.       ARBITRATION

                           (a) Exclusive Remedy. If Employee and the Company
cannot resolve a dispute, arising under any legal theory or based on federal, state, or local statute, or common law (including any claims of discrimination), that in any way arises out of, relates to, or is connected with the employment relationship established in this Agreement or the termination thereof (a "Dispute") then it shall be settled by final and binding arbitration, except that this Paragraph does not apply to any legal action by the Company or Employee for injunctive or other equitable relief (including, but not limited to, any claim for breach or enforcement of the provisions of Paragraph 7 or any claim for unfair competition or unauthorized use or disclosure of trade secrets or other confidential information). Arbitration shall be the exclusive remedy for any Dispute either party may bring against the other, or against any employee, officer, director or agent of the other.


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

                           (b) Procedure. The arbitration shall be conducted in
accordance with the rules of the American Arbitration Association and shall be conducted in New York, N.Y. Any Dispute submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than forty-five (45) days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the forty-five (45) day period, then either party may apply to any court of competent jurisdiction to appoint an Arbitrator, chosen in accordance with the rules of the American Arbitration Association.

9.       GENERAL

         9.1. No Brokers. Each of the parties to this Agreement represents and warrants, each to the other, that it has not utilized the services of any finder, broker or agent. Each of the parties agrees to indemnify the other party against and hold it harmless from any and all liabilities to any person, firm or corporation claiming any broker's or finder's fee or commission of any kind on account of services rendered on behalf of such party in connection with the transactions contemplated by this Agreement.

         9.2. Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of New York.

         9.3. Venue; Process. The parties to this Agreement agree that jurisdiction and venue shall properly lie only in any New York state court located in New York County or the City of New York or in the United States District Court for the Southern District of New York, with respect to any legal proceedings arising from this Agreement. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Notwithstanding the foregoing, however, nothing contained in this Subsection 9.3 shall be deemed to limit or waive any right of the parties to remove any dispute to federal court in New York which might otherwise properly be removed to such court.

         9.4. Survival. The parties hereto agree that the covenants contained in
Section 6 hereof shall survive any termination of employment by the Employee and any termination of this Agreement.

         9.5. Notices. Any and all notices required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telex, facsimile transmission, same day delivery service, overnight delivery service, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective the day after it is sent, and if notice is given by mail, notice shall be deemed effective five days after it is sent. In all instances, notice shall be sent to the parties


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at the respective addresses set forth above. Any party may change its address for the purpose of receiving notices by a written notice given to the other party.

         9.6. Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all of the parties hereto.

         9.7. Waiver. Failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

         9.8. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, but Employee's rights and obligations hereunder are personal to Employee and shall not be subject to voluntary or involuntary alienation, assignment or transfer.

         9.9. Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

         9.10. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

         9.11. Legal Fees and Costs. Each party in any action, proceeding, arbitration or similar legal proceeding arising under this Agreement shall be responsible for such party's own attorneys' fees and costs.

                  PLEASE NOTE: BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT;
(C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAD ABOUT THE AGREEMENT AND RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EMPLOYEE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DME INTERACTIVE HOLDINGS, INC.                 THOMAS O'ROURKE

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By:
    ---------------------------------           -------------------------------

Title:
      -------------------------------           -------------------------------




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